For Immediate Release
Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE ELECTS ALAN F. HOLMER TO BOARD OF DIRECTORS

DURHAM, NC - February 10, 2009 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the election of Alan F. Holmer to its Board of Directors, effective February 6, 2009.

Mr. Holmer was elected by the Board of Directors to fill a vacancy. He will serve the remainder of a three-year term expiring at Inspire's 2009 annual meeting of stockholders and is expected to be nominated for re-election at the 2009 annual meeting. Mr. Holmer previously served for two years on Inspire's Board, resigning in February 2007 to accept an appointment in the U.S. Treasury Department.

Mr. Holmer, age 59, recently completed service as Special Envoy for China and the Strategic Economic Dialogue, a position to which he was appointed by Secretary of the Treasury, Henry M. Paulson, Jr. He previously served as President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America (PhRMA), where for nearly ten years he led the organization that represents the interests of leading pharmaceutical and biotechnology companies. In addition to his pharmaceutical industry experience, Mr. Holmer has significant expertise in handling legal, international trade and governmental issues, having held various positions within the Office of the U.S. Trade Representative, the Commerce Department and the White House, including serving as Deputy U.S. Trade Representative with rank of Ambassador. Mr. Holmer also served as a partner at the international law firm, Sidley & Austin (now Sidley Austin LLP), and as an associate at Steptoe & Johnson LLP.

Mr. Holmer has been involved in many community service organizations, included currently serving as the Chairman of the Board of the Metropolitan Washington, D.C. Chapter of the Cystic Fibrosis Foundation and the Chair of the chapter's Volunteer Leadership Initiative. He also served as Co-Chairman of the President's Advisory Council on HIV/AIDS. Mr. Holmer received an A.B. degree from Princeton University and a J.D. from Georgetown University.

Kenneth B. Lee, Jr., Inspire's Chairman, stated, "We are pleased to have Alan rejoin Inspire's Board of Directors. Alan has broad knowledge of the pharmaceutical industry and global markets, which will be particularly valuable in the current challenging economic environment. Most importantly, we appreciate Alan's understanding of Inspire's business opportunities and his passion for providing patients with innovative therapeutic treatments."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis and Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis. Elestat is a registered trademark owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

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